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Minnesota Corn Processors, LLC

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     On August 21, 2002, the Marshall Independent, a daily newspaper covering southwestern Minnesota, published a letter to the editor from Sander Allen Ludeman VI, a member of the Board of Directors of Minnesota Corn Processors, LLC, concerning the merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company. Minnesota Corn Processors did not review Mr. Ludeman’s letter before he submitted it to the Independent, and does not take responsibility for the accuracy of the information contained therein. Mr. Ludeman’s letter is filed herewith.

To the editor:

     As an original investor in MCP along with other family members and now a board member representing District 6 (Lyon County), I feel that the crescendo of noise and rhetoric concerning the possible MCP/ADM merger and sale is neglecting a “silent story” of what lies beneath where we are today.

     In 1980 and 1981, many farm families sat around their kitchen tables debating and deciding whether or not to invest $10,000 or $20,000 or more in this proposed project. Almost 1,100 did become investors and began delivering corn to the new plant in anticipation of added value for their crop. Unfortunately, those first years weren’t necessarily kind to many and almost 300 left the project in the early years before the concept grabbed hold and revenues turned positive. Even some in the community of Marshall wondered if they wanted this new, smelly plant on the outskirts of their town.

     Fortunately things rolled very well for MCP for the next decade or so with good to excellent earnings until the 1994 to 1996 period when the double expansion of both the Marshall and Columbus plants combined with rapidly rising corn costs ($5.00) caught everyone off guard. New shares for this expansion had been sold at $4.50 and almost 1900 new members joined the approximate 3,000 members at that time.

     My first meeting as a board member in February 1997 involved a discussion of what type of bankruptcy to file as the lenders had put us in a default position. With new management (Dan Thompson and others) and a dedicated and involved workforce and restructured debt, almost $400 million of worth has been saved over the last five years. Without ADM’s infusion of $120 million, MCP members would have lost their entire investment and someone else would be operating those plants today. In addition to their cash offer of $396 million, they are assuming MCP’s $240 million of long term debt that was created in that time period.

     So where is the “silent story?” It is in the 5,000 or so farm families who today are again sitting around their kitchen tables and deciding whether or not to accept this ADM offer. Does this make everyone rich? By no means. Unfortunately, through the years I have seen many members not only lose their stock to foreclosure but also their farms and homes. In fact, many members borrowed heavily to buy shares and still owe considerable sums. It was a risk and many different scenarios have been played out.

     I did vote to bring this offer before our members to let them decide as to whether this number or this time was right to exit. Does it make me happy to see this acquisition by ADM? No and I don’t think any of our board or management are “thrilled” about it, but it is a reality of today’s business world. Is our good neighbor Schwan’s only growing by building new plants? No, they are acquiring other companies and plants and I would bet that there are concerns in those communities when change takes place.

     It is estimated that perhaps as much as 25 percent of our membership is actually retired and many others are getting close. With stock trading in the $1 range they have been reluctant sellers. Some recent buyers in the last year at that price have saw an excellent 16 percent return, yet few have stepped forward to buy those shares, which I do believe are undervalued. Unfortunately, investors at the $4.50 level may never see a reasonable rate of return.

     There have been past decisions by the board and members that moved us way beyond the concept of adding value to the corn those investors grew. In recent years, only 8 percent of our membership has participated in our corn delivery program whereas the rest must be purchased on the open market. Today, it is nearly impossible for MCP to return to its original purpose ... but we are adding value to the corn for everyone in this area, investor or not. And we have created jobs and added to local communities in many ways and much of that will remain whether ADM purchases us or MCP continues on its own.

     Will this be an easy decision for our members to make? Certainly not, but it is an individual decision that each of those farm families must make based on their own situation. Not unlike their decisions five or 10 or 20 years ago.

Sandy Ludeman
Tracy
MCP board member